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                                                                    EXHIBIT 99.1





                                   LIFEPOINT
                                HOSPITALS, INC.




CONTACT:    MICHAEL J. CULOTTA
            CHIEF FINANCIAL OFFICER
            (615) 372-8512


                    LIFEPOINT HOSPITALS COMPLETES ACQUISITION
                       OF DANVILLE REGIONAL MEDICAL CENTER





         BRENTWOOD, TENNESSEE (July 1, 2005) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced the completion of its acquisition of Danville Regional Medical Center (DRMC) and related assets in Danville, Virginia. DRMC, a 350-bed hospital with annual revenues of approximately $180 million, serves residents of the Dan River Region.

         In commenting on the announcement, Kenneth C. Donahey, president and chief executive officer of LifePoint Hospitals, said, "With the completion of this acquisition, Danville Regional Medical Center becomes LifePoint's largest acquisition to date. We look forward to working with the medical staff and employees of this outstanding hospital to continue the tradition for providing excellent services to the Dan River Region."

         LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities, with 50 hospitals, approximately 5,285 licensed beds and combined revenues of approximately $1.9 billion in 2004. Of the combined 50 hospitals, 46 are in markets where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 18,000 employees.

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